Exhibit 99.12

GENERAL MEETING OF SHAREHOLDERS

OF

Abcam plc

Discovery Drive

Cambridge Biomedical Campus

Cambridge CB2 0AX

United Kingdom (Registered in England & Wales under Company No. 03509322)

PROXY STATEMENT

SUPPLEMENT

DATED JUNE 21, 2023

OF

Jonathan Milner

EXPLANATORY NOTE

This Proxy Statement Supplement (the “Proxy Supplement”) updates the Proxy Statement of Jonathan Milner dated June 5, 2023 (the “Proxy Statement”) and the BLUE Proxy Card provided therewith, previously furnished to shareholders of Abcam plc, a public limited company registered in England and Wales (the “Company”), in connection with an extraordinary general meeting of the Company’s shareholders which is scheduled to be held on Wednesday, July 12, 2023 beginning at 2:00 p.m., local time at the offices of FTI Consulting at 200 Aldersgate, Aldersgate Street, London EC1A 4HD, United Kingdom (the “General Meeting”).

ADS HOLDERS MAY SUBMIT THEIR VOTING INSTRUCTIONS NOW, AND MUST DO SO ON OR BEFORE 10:00 A.M. (U.S. EASTERN) ON JULY 6, 2023 TO ENSURE THEIR VOTES WILL BE COUNTED AT THE JULY 12, 2023 MEETING. ORDINARY SHARE HOLDERS MAY DESIGNATE PROXIES NOW, AND THEIR DEADLINE IS 2:00 P.M. (UK) ON JULY 10, 2023.

INSTRUCTIONS ABOUT HOW TO PROCEED ARE PROVIDED IN THIS DOCUMENT, AND SHOULD BE PROVIDED BY YOUR BROKER OR DEPOSITARY, AND ANY QUESTIONS YOU MAY HAVE ABOUT THE PROXY OR VOTING PROCESS CAN BE ADDRESSED BY DR. MILNER’S PROXY SOLICITOR, GEORGESON, WHOSE CONTACT INFORMATION IS PROVIDED BELOW.

YOU ARE ENCOURAGED TO ACT IMMEDIATELY.

The following information amends and/or extends information provided in the Proxy Statement. Capitalized terms not defined in this Proxy Supplement have the meanings given to them in the Proxy Statement.

1.	This supplement updates the disclosure in the first paragraph of the Proxy Statement regarding the date, time, and location of the General Meeting as follows:

This Proxy Statement and the accompanying BLUE Proxy Card are being furnished to shareholders (“Shareholders”) of Abcam plc (“Abcam” or the “Company”) in connection with the solicitation of proxies by Dr. Jonathan Milner (“Dr. Milner” or the “Nominee”) to be used at the general meeting of Shareholders which is to be held on Wednesday, July 12, 2023 beginning at 2:00 p.m., local time at the offices of FTI Consulting at 200 Aldersgate, Aldersgate Street, London EC1A 4HD, United Kingdom, and at any prior date, adjournments, postponements or continuations thereof (the “General Meeting”).

2.	This supplement updates the disclosure in the Proxy Statement section titled “Background of the Solicitation” with the addition of the following:

•	On June 5, 2023, Dr. Milner filed an amendment to his Schedule 13D which disclosed his publication of the Proxy Statement.

•	On June 6, 2023, Dr. Milner filed an amendment to his Schedule 13D which disclosed his publication of a slide-deck presentation regarding the Company entitled “Abcam in Focus.”

•	On June 12, 2023, Dr. Milner filed an amendment to his Schedule 13D which disclosed his publication of a slide-deck presentation regarding the Company entitled “Abcam in Focus” and an open letter to Shareholders.

•	On June 16, 2023, the Company filed a Shareholder Circular regarding the General Meeting (the “Shareholder Circular”) which, inter alia, provided notice of the place and time of the General Meeting, the record date for the meeting, and deadlines for delivery of proxies and voting instructions.

•	On June 19, 2023, Dr. Milner, through his legal counsel, sent two letters to the Company and its legal counsel regarding Dr. Milner’s renewed request for shareholder records. Those letters said in part:

This is a second request for records pursuant to Section 116 and 118 of the Companies Act of 2006 (the “Act”). Our first request was delivered on May 17, 2023 and we received the Company’s partial response dated May 23, 2023, which included only a member list and no information regarding ADS holders. We have since received the Company’s notice that it has called an extraordinary general meeting for July 12, 2023 (the “EGM”), with a shareholder record date of June 9, 2023. As the Company is aware, substantial opposition exists between the Company and our Client regarding the matters to be voted upon at the EGM, and our Client is properly soliciting support for his positions on the matters up for vote, and accordingly, we renew our prior request and seek a prompt and more fulsome reply as set forth herein.

We expect and require that the Company provide a fulsome response to this request [for shareholder records], unlike the Company’s response to our Client’s prior request. On May 23, 2023 the Company provided only a member list, which includes only about 2% of the Company’s equity holders other than Dr. Milner. The enclosed request seeks information as well about the great majority of the Company’s other holders. We understand that, since the May 23 disclosure, the Company requested and received from Broadridge a list of non-objecting beneficial owners of the Company (the “NOBO List”). We expect the Company will provide both an updated member list and the most recent NOBO List in its possession now, among any other responsive materials held by the Company.

Prompt delivery of the NOBO List is imperative as a matter of good corporate governance. The July 12, 2023 general meeting is imminent, and our Client is engaged in proper solicitation activity in connection with it. By withholding the NOBO List the Company has created an uneven playing field in which it has far more information about how to contact and solicit equity holders than our Client, frustrating his ability to get his message to shareholders as effectively as the Company and consequently frustrating the rights of shareholders who want to receive our Client’s information. This is especially inappropriate treatment of non-objecting beneficial owners, who by definition have said they consent to release of their contact information precisely so that they can receive information of this kind. They have invited contact by our Client, and yet the Company is doing everything it can – including violation of its duties under the Act – to prevent that from happening. The Company’s withholding of the NOBO list is another in a series of indefensible Company actions that have no legitimate business purpose, employed solely to frustrate shareholder franchise rights and entrench the current Board.

•	Also on June 19, 2023, Dr. Milner, through his legal counsel, sent a letter to the Company’s legal counsel regarding the Company’s contention in the Shareholder Circular that Dr. Milner’s proxy card lacked requisite Board approval. That letter said in part:

The Company has no valid basis to withhold approval of Dr. Milner’s proxy card or to fail to recognize any votes cast using such card. It is in a standard form that is used regularly in hundreds of proxy contests annually. Its contents are very clear, tracking the resolutions verbatim, and without advocacy. It satisfies all the requirements of English law, and it would satisfy all the requirements of the U.S. proxy rules if they applied. Perhaps most importantly, it is crystal clear about its purpose and effect, both in authorizing a proxy and in directing voting by that appointed proxy, thereby providing shareholders a means to express and act on their intentions without any ambiguity or misunderstanding.

For such reasons, the Company’s vague and baseless accusation that there is anything erroneous about Dr. Milner’s solicitation provides yet more evidence of the current Board members’ efforts to entrench themselves at the expense of shareholder rights. The Company first refused Dr. Milner’s request to call a general meeting. When Dr. Milner persisted, the Company imposed a huge and unnecessary financial burden to deter him from calling the meeting himself. That tactic failed, and Dr. Milner called the meeting nonetheless. Now the Company signals its next strategy to undermine accountability at Abcam. While the Board failed to stop Dr. Milner from calling a general meeting, it now appears to seek to reject votes cast at such meeting. This behavior must stop.

Enclosed is Dr. Milner’s revised proxy card, which now references the place and time of the general meeting that recently were published in the Circular. We ask that it be “approved” by whatever process the Company purports to follow under the Articles of Association, and that if there is any objection to it whatsoever, we be advised of that objection immediately.

More generally, we ask that the Company confirm now that it will recognize any and all proxies delivered and votes cast in connection with the upcoming general meeting where the intention of the shareholder voting is clear.

Furthermore, we all obviously recognize your client’s selection of July 12 as the meeting date with a July 6, 10 am voting cutoff for ADS holders for what it is — a cynical attempt to suppress shareholder vote turnout by having the deadline fall immediately after a U.S. holiday weekend at an unusual time of day.  We ask that you coordinate with the Depositary to move the voting deadline to a later date and hour.

•	Also on June 19, 2023, Dr. Milner, through his legal counsel, sent a letter to the Company’s legal counsel asking that the Company confirm it had delivered a notice to its Depositary that substantial opposition existed regarding the matters to be decided at the General Meeting, and that consequently, the Company’s Deposit Agreement would not permit the Company to count uninstructed ADSs in favor of management’s recommendations. That letter said in part:

Please confirm that, pursuant to §4.10 of the Company’s Deposit Agreement with Citibank, N.A. dated October 26, 2020 (the “Deposit Agreement”), Abcam plc (the “Company”) has informed the Depositary that substantial opposition exists regarding matters to be voted upon at the July 12, 2023 extraordinary general meeting of the Company (the “EGM”), and consequently, that Holders of uninstructed ADSs shall not be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities at the EGM, and further, that Deposited Securities represented by ADSs for which no timely voting instructions are received from the Holder shall not be voted at the EGM (as the terms ADSs, Depositary, Deposited Securities, and Holders are defined in the Deposit Agreement).

•	On June 20, 2023, Dr. Milner filed an amendment to his Schedule 13D which disclosed his delivery of the above-referenced June 19, 2023 letters to the Company and its legal counsel.

3.	This supplement updates the disclosure in the Proxy Statement section titled “How to Vote - Generally” to provide the updated record date for the General Meeting by replacing the last two paragraphs of that section of the Proxy Statement in their entirety with the following:

Only holders of record of Shares as of the close of business on June 9, 2023 (the “Record Date”) will be entitled to notice of, and to attend and to vote at, the General Meeting and any adjournments, postponements or continuations thereof. The Company’s issued share capital as of June 14, 2023 date was 229,723,147 Ordinary Shares carrying one vote each. According to the Shareholder Circular, the Proposals will be voted on at the General Meeting by way of a poll, which will be demanded at the start of the General Meeting by the chairman of the General Meeting in accordance with article 72.1 of the Articles of Association.

Shareholders of record at the close of business on the Record Date will be entitled to one vote on each matter to be voted upon at the General Meeting for each Share held on the Record Date. You are encouraged to check www.abcamfocus.com frequently for updates.

4.	This Supplement updates the disclosure in Part 1 of the Proxy Statement section titled “HOW TO VOTE – Direct Shareholders” by replacing that Part 1 content in its entirety with the following:

1. Mark, sign, date and lodge the enclosed BLUE Proxy Card (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarized copy of such power of attorney or other authority)), by delivering the proxy either by hand or by post to the Company’s registrar, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex, United Kingdom, BN99 6DA, or online at www.sharevote.co.uk, where full instructions on the procedure are given, in each case formally received by the Company no later than 2:00 p.m. (UK Time) on 10 July 2023. (the “Ordinary Share Instruction Date”) – each proxy properly tendered will, unless otherwise directed by the Shareholder, be voted FOR proposals 1 through 8 described herein to be proposed at the General Meeting and in the proxy holders’ discretion as to other matters that may properly come before the General Meeting;

5.	This supplement updates the disclosure in the second paragraph of the Proxy Statement section titled “HOW TO VOTE – Indirect Shareholders, including ADS Holders” by replacing the first paragraph thereof in its entirety with the following:

ADS holders are not entitled to vote directly at the General Meeting, but a Deposit Agreement dated as of October 26, 2020 (the “Deposit Agreement”), exists among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Shares so represented.13 The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person (if permitted) or by delivery to the Company of a proxy) the Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the Depositary is to vote the Shares represented by such holder’s ADSs, the Depositary will deem such ADS holder (unless otherwise specified in the notice distributed to ADS holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.14 Instructions from ADS holders must be sent to the Depositary so that the instructions are received no later than 10:00 a.m. (U.S. Eastern time) on July 6, 2023 (the “ADS Instruction Date”). Shares represented by the ADSs for which ADS holders have not timely submitted valid voting instructions to the Depositary shall not be voted unless exceptions apply pursuant to §4.10 of the Deposit Agreement. ADS holders are therefore strongly encouraged to submit their voting instruction form as soon as possible.

* * *

13 §4.10 of the Deposit Agreement

14 §4.10 of the Deposit Agreement

This Proxy Supplement should be read in conjunction with the Proxy Statement. Except as set forth above, this Proxy Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

YOUR TIME TO ACT IS VERY LIMITED.

ALTHOUGH THE MEETING WILL NOT OCCUR UNTIL JULY 12, 2023, THE DEADLINE FOR ADS HOLDERS TO RECORD THEIR VOTES IS 10:00 A.M. (U.S. EASTERN) ON JULY 6, 2023. THE DEADLINE FOR HOLDERS OF ORDINARY SHARES IS 2:00 P.M. (UK) ON JULY 10, 2023.

ADS HOLDERS ARE STRONGLY ENCOURAGED TO PROVIDE VOTING INSTRUCTIONS IMMEDIATELY TO THEIR RESPECTIVE INTERMEDIARIES, AND HOLDERS OF ORDINARY SHARES ARE ENCOURAGED TO SIGN AND DELIVER THE BLUE PROXY CARD IMMEDIATELY TO GEORGESON, DR. MILNER’S PROXY SOLICITOR FOR THIS MATTER.

If you have any questions regarding the proxy appointment or voting process, you are encouraged to direct them immediately to Georgeson using the following contact information:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders in North America call: (877) 797-1153

Shareholders outside North America call: (781) 575-2137

By Email: FocusAbcam@Georgeson.com

Date: June 21, 2023

/s/ Jonathan Milner
Jonathan Milner

BLUE PROXY CARD

ABCAM PLC

THIS PROXY IS SOLICITED ON BEHALF OF DR. JONATHAN MILNER

I/We:

(Enter name(s) in full block capital letters, please)

Of:

being (a) member(s) of Abcam plc (the “Company”) hereby appoint each of Dr. Jonathan Milner, Mr. Cas Sydorowitz, Richard Brand, Esq., and Michael Newell, Esq., acting alone or together, as my/our proxy to attend, speak, and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at, and in their discretion on other matters that may properly come before, the General Meeting of Shareholders which is to be held at the offices of FTI Consulting, 200 Aldersgate, Aldersgate Street, London EC1A 4HD, United Kingdom, on 12 July 2023 at 2:00 p.m. (UK time), and at any adjournments, postponements or continuations thereof.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see n.2)
1.	That Peter Allen be removed from office as a director of the Company with immediate effect.
2.	That Michael S. Baldock be removed from office as a director of the Company with immediate effect.
3.	That Sally W. Crawford be removed from office as a director of the Company with immediate effect.
4.	That in the event any director of the Company is appointed after the Company’s receipt of the general meeting request dated May 30, 2023 and prior to this meeting, each such director be removed from office as a director of the Company with immediate effect.
5.	That Dr. Jonathan Milner, having consented to act, be appointed as a Director of the Company with immediate effect.
6.	That Dr. Jonathan Milner, having been appointed a Director of the Company, be further appointed to the position of Executive Chairman of the Company with immediate effect.
7.	That it is the consensus of the shareholders that, promptly after the conclusion of this meeting, the Board of Directors shall conduct a thorough search for candidates and shall appoint at least two additional, independent, highly qualified Directors to the Board whose qualifications will include significant capital allocation and biotechnology company operating experience.
8.	That the expenses incurred by Dr. Milner and those acting on his behalf in connection with his engagement with the Company in respect of the request to convene a general meeting be reimbursed by the Company.
Dated: Signature(s): Title:

This proxy, when properly executed, will be voted in the manner directed therein. If no such direction is made, this proxy will be voted FOR resolutions 1 through 8.

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, this proxy will be voted FOR proposals 1 through 8.

2.	If you mark the box “abstain” it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	The form of proxy should be signed and dated by the member or his attorney duly authorized in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorized. Any alteration made to the form of proxy should be initialed.

4.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarized copy of such power of attorney or other authority) must be signed and dated and lodged, by delivering the proxy either by hand or by post to the Company’s registrar, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex, United Kingdom, BN99 6DA, or online at www.sharevote.co.uk, where full instructions on the procedure are given, in each case formally received by the Company no later than 2:00 p.m. (UK Time) on 10 July 2023.

5.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

6.	Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated.